NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
Media: Blake Lewis
Lewis Public Relations
214-269-2093
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
Alon USA Reports Third Quarter Results; Declares Quarterly Cash Dividend
Company schedules conference call for November 8, 2007 at 10:00 A.M. Eastern
     DALLAS, TEXAS, November 7, 2007 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the quarter ended September 30, 2007. Net income for the third quarter of 2007 was $12.6 million, or $0.27 per share, compared to $38.1 million, or $0.82 per share, for the same period last year. Excluding special items, Alon recorded net income of $11.9 million, or $0.26 per share, for the third quarter of 2007, compared to $46.5 million, or $1.00 per share, for the same period last year.
     Net income for the nine months ended September 30, 2007 was $143.8 million, or $3.08 per share, compared to $135.4 million, or $2.90 per share, for the same period last year. Excluding special items, net income for the nine months ended September 30, 2007 was $141.0 million, or $3.02 per share, compared to $112.5 million, or $2.41 per share, for the same period last year.
     Special items for the third quarter of 2007 included an after-tax gain of $0.7 million, compared to $1.4 million for the same period in 2006, recognized primarily on disposition of assets in connection with the contribution of certain pipeline and terminal assets to Holly Energy Partners, LP in the second quarter of 2005 (“HEP transaction”). Special items for the three months ended September 30, 2006, also included a $6.4 million after-tax LIFO non-cash charge to cost of sales related to the difference between the fair market value of the inventories acquired from Paramount on July 31, 2006 and Alon’s recorded amounts under LIFO accounting attributable to those inventories; a $1.6 million after-tax charge relating to the prepayment of a loan by a wholly-owned subsidiary; and a $1.8 million after-tax charge for a special employee bonus payment related to special dividend payments on September 14, 2006.
     Special items for the nine months ended September 30, 2007 included $2.8 million of after-tax gain recognized on disposition of assets in connection with the HEP transaction. Special items for the nine months ended September 30, 2006 included $36.9 million of after-tax gain related to the sale of Alon’s inactive Amdel and White Oil crude oil pipelines to an affiliate of Sunoco, Inc. in the first quarter of 2006, and to the gain recognized in the HEP transaction; $5.8 million of after-tax interest expense resulting from the prepayment of Alon’s $100.0 million term loan facility and the prepayment of a loan by a wholly-owned subsidiary; the $6.4 million non-cash after-tax LIFO charge discussed above; and the $1.8 million after-tax charge for special employee bonuses discussed above.

     The combined refineries throughput for the third quarter of 2007 averaged 134,608 barrels per day (“bpd”), consisting of an average of 67,824 bpd at the Big Spring refinery and a record average of 66,784 bpd at the California refineries compared to 68,870 bpd at the Big Spring refinery and 45,585 bpd at the California refineries in the third quarter of 2006. The Big Spring refinery throughput in the third quarter of 2007 was affected by a scheduled turnaround in July 2007. The increase in the refinery throughput at the California refineries was due to the inclusion of the Edgington Oil Company refinery throughput in the third quarter of 2007 (Edgington Oil Company was acquired on September 28, 2006 and was combined with the operations of Paramount Petroleum Corporation refinery from that time.) and higher refinery throughput volumes at the Paramount Petroleum Corporation refinery (Paramount Petroleum Corporation was acquired effective July 31, 2006). The combined refineries throughput for the nine months ended September 30, 2007 averaged 131,770 bpd, consisting of an average of 68,654 bpd at the Big Spring refinery and an average of 63,116 bpd at the California refineries compared to an average of 65,238 bpd at the Big Spring refinery and an average of 45,585 bpd at the California refineries for the nine months ended September 30, 2006.
     Earnings in the third quarter of 2007 compared to the third quarter of 2006 were adversely affected by lower asphalt margins and lower refinery operating margins at both the Big Spring and California refineries. Asphalt margins in the third quarter of 2007 were $15.67 per ton compared to $40.37 per ton in the third quarter of 2006. The decrease in asphalt margins is primarily due to increased crude oil prices in the third quarter of 2007. Refinery operating margins at the California refineries for the third quarter of 2007 were $0.45 per barrel compared to $2.67 per barrel in the third quarter of 2006. West Coast 3-2-1 crack spreads decreased to an average of $20.50 per barrel for the third quarter of 2007 compared to an average of $24.60 per barrel for the third quarter of 2006. The California refineries operating margins were also negatively impacted by California logistical and supply issues primarily related to the increase in throughput and increased use of waterborne crude, which is hedged. The Big Spring refinery operating margin for the third quarter of 2007 was $10.90 per barrel compared to $14.78 per barrel in the third quarter of 2006. The Big Spring refinery operating margin was lower for the third quarter of 2007 primarily due to the scheduled turnaround in July 2007. Gulf Coast 3-2-1 crack spreads decreased to an average of $13.14 per barrel for the third quarter of 2007 compared to an average of $13.38 per barrel for the third quarter of 2006.
     Earnings for the nine months ended September, 30 2007 compared to the same prior year period increased primarily as a result of higher refinery and asphalt margins. The Big Spring refinery operating margin for the nine months ended September 30, 2007 was $16.93 per barrel compared to $14.93 per barrel for the same period in 2006. Gulf Coast 3-2-1 crack spreads increased to an average of $17.38 per barrel for the nine months ended September 30, 2007 compared to an average of $13.78 per barrel for the nine months ended September 30, 2006. Refinery operating margins at the California refineries for the nine months ended September 30, 2007 were $4.95 per barrel compared to $2.67 per barrel for the nine months ended September 30, 2006. West Coast 3-2-1 crack spreads increased to an average of $30.89 per barrel for the nine months ended September 30, 2007 compared to an average of $26.45 per barrel for the nine months ended September 30, 2006. Asphalt margins for the nine months ended September 30, 2007 were $35.09 per ton compared to $32.32 per ton for the nine months ended September 30, 2006.
     Jeff Morris, Alon’s President and CEO, commented “This was a challenging quarter as earnings were negatively affected by record crude oil prices, which resulted in lower margins, particularly in Alon’s asphalt segment. Asphalt market prices did not reflect the sharp increase in costs of crude oil and other raw materials. Due to the fact that a substantial portion of Alon’s asphalt sales are made pursuant to forward, fixed-price contracts, our asphalt margins are negatively affected when crude prices rise prior to the asphalt delivery and positively affected when crude prices fall prior to asphalt delivery.”
     “We remain optimistic about our future operations. At the end of the third quarter we started up the fourth crude unit in the California refineries, furthering our long term plan of running 90,000 bpd. Also, our Big Spring refinery was acknowledged as being the best refinery in the Mid-Continent (RSC4) region, based on the latest Solomon Study.”

     Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on December 14, 2007 to stockholders of record as of November 30, 2007.
     The Company has scheduled a conference call for Thursday, November 8, 2007, at 10:00 a.m. Eastern, to discuss the third quarter 2007 results. To access the call, please dial (800) 219-6110, or (303) 262-2211, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through November 22, 2007 and may be accessed by calling (800) 405-2236, or (303) 590-3000, for international callers, and using the passcode 11098821. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns and operates four sour and heavy crude oil refineries in Texas, California and Oregon, with an aggregate crude oil throughput capacity of approximately 170,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores in West Texas and New Mexico substantially under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery. In addition, Alon supplies approximately 800 additional FINA branded stations.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS — FINANCIAL DATA (A)	For the Three Months Ended		For the Nine Months Ended
(ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR	September 30,		September 30,
BALANCE SHEET DATA AS OF DECEMBER 31, 2006 IS
UNAUDITED)
	2007	2006	2007	2006
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales	$1,243,232	$1,000,187	$3,395,457	$2,257,150
Operating costs and expenses:
Cost of sales	1,136,026	861,298	2,876,862	1,915,814
Direct operating expenses	48,342	35,579	152,371	81,014
Selling, general and administrative expenses (1)	25,934	24,298	75,133	62,105
Depreciation and amortization (2)	17,048	9,551	42,643	20,482

Total operating costs and expenses	1,227,350	930,726	3,147,009	2,079,415

Gain on disposition of assets (3)	1,108	2,304	4,588	59,969

Operating income	16,990	71,765	253,036	237,704
Interest expense (4)	(12,787)	(9,755)	(35,874)	(20,151)
Equity earnings of investees	5,531	1,422	10,071	2,175
Other income, net	1,747	2,147	4,928	6,248

Income before income tax expense and minority interest in income of subsidiaries	11,481	65,579	232,161	225,976
Income tax expense (benefit) (5)	(1,839)	25,219	79,782	83,352

Income before minority interest in income of subsidiaries	13,320	40,360	152,379	142,624
Minority interest in income of subsidiaries	693	2,217	8,574	7,226

Net income	$12,627	$38,143	$143,805	$135,398

Earnings per share, basic	$0.27	$0.82	$3.08	$2.90

Weighted average shares outstanding (in thousands)	46,761	46,737	46,758	46,734

Cash dividends per share	$0.04	$2.54	$0.12	$2.99

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$14,687	$93,138	$173,595	$88,428
Investing activities	(50,595)	(597,223)	(150,584)	(401,615)
Financing activities	(4,334)	343,650	32,249	220,280

OTHER DATA:
Adjusted net income (6)	$11,950	$46,516	$141,000	$112,523
Earnings per share, excluding after-tax gain on disposition of assets, interest expense related to the prepayment of debt, net of tax, LIFO adjustment related to acquisition, net of tax and special employee bonus payment, net of tax (6)	$0.26	$1.00	$3.02	$2.41

Adjusted EBITDA (7)	$40,208	$82,581	$306,090	$206,640
Capital expenditures (8)	11,202	4,213	28,869	27,378
Capital expenditures for turnaround and chemical catalyst	4,220	65	9,357	2,990

	September 30,	December 31,
	2007	2006
BALANCE SHEET DATA (end of period):
Cash and cash equivalents and short-term investments	$154,434	$64,166
Working capital	317,295	228,779
Total assets	1,701,013	1,408,785
Total debt	539,117	498,669
Total stockholders’ equity	429,338	290,330

(A)	Alon acquired the California refineries and asphalt assets in the third quarter of 2006. Comparable data related to the Paramount Petroleum Corporation refinery and asphalt assets are included for two months in the results of operations for the three and nine months ended September 30, 2006. The Edgington Oil Company refinery was acquired on September 28, 2006 and, therefore, comparable data related to this refinery is not included in the results of operations for the three and nine months ended September 30, 2006.

REFINING AND MARKETING SEGMENT (B)	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (9)	$1,107,566	$784,463	$3,060,682	$1,891,789
Operating costs and expenses:
Cost of sales	1,035,589	682,214	2,655,771	1,619,441
Direct operating expenses	36,396	27,074	117,633	69,334
Selling, general and administrative expenses	5,497	4,197	21,424	13,870
Depreciation and amortization	13,475	6,954	35,448	14,478

Total operating costs and expenses	1,090,957	720,439	2,830,276	1,717,123

Gain on disposition of assets (3)	1,125	2,304	4,549	59,969

Operating income	$17,734	$66,328	$234,955	$234,635

KEY OPERATING STATISTICS:
Total sales volume (bpd)	125,487	112,114	131,418	92,733
Non-integrated marketing sales volume (bpd) (10)	14,298	17,651	14,168	18,797
Non-integrated marketing margin (per barrel sales volume) (10)	$0.89	$0.75	$0.57	$(0.18)
Per barrel of throughput:
Refinery operating margin — Big Spring (11)	$10.90	$14.78	$16.93	$14.93
Refinery operating margin — CA Refineries (11)	0.45	2.67	4.95	2.67
Refinery direct operating expenses — Big Spring (12)	3.22	2.98	3.47	3.43
Refinery direct operating expenses — CA Refineries (12)	2.65	2.94	3.05	2.94
Capital expenditures	6,151	2,142	20,254	22,689
Capital expenditures for turnaround and chemical catalysts.	4,220	66	9,357	2,991

PRICING STATISTICS:
WTI crude oil (per barrel)	$75.43	$70.45	$66.15	$68.09
WTS crude oil (per barrel)	70.17	66.01	61.54	62.86
MAYA crude oil (per barrel)	63.04	55.58	54.59	52.69
Crack spreads (3/2/1) (per barrel):
Gulf Coast (13)	$13.14	$13.38	$17.38	$13.78
Group III (13)	21.23	18.30	22.66	15.83
West Coast (13)	20.50	24.60	30.89	26.45
Crack spreads (6/1/2/3) (per barrel):
West Coast (13)	$2.35	$1.59	$7.89	$4.05
Crude oil differentials (per barrel):
WTI less WTS (14)	$5.26	$4.44	$4.61	$5.23
WTI less MAYA (14)	12.39	14.80	11.56	15.33
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$2.073	$1.952	$1.973	$1.921
Gulf Coast low-sulfur diesel	2.181	2.084	2.019	2.005
Group III unleaded gasoline	2.288	2.051	2.112	1.963
Group III low-sulfur diesel	2.330	2.237	2.120	2.069
West Coast LA CARBOB (unleaded gasoline)	2.307	2.315	2.406	2.306
West Coast LA ultra low-sulfur diesel	2.238	2.160	2.120	2.142
Natural gas (per MMBTU)	$6.24	$6.18	$7.02	$6.89

(B)	Following the acquisitions of the California refineries and asphalt assets, Alon added a third reporting segment, the Asphalt segment, beginning in the third quarter ended September 30, 2006. As a result, asphalt is no longer included in the Refining and Marketing segment. All comparable periods for the Refining and Marketing segment exclude asphalt, as this information is now reflected in the Asphalt segment.

THROUGHPUT AND YIELD DATA:	For the Three Months Ended				For the Nine Months Ended
BIG SPRING	September 30,				September 30,
	2007		2006		2007		2006
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery crude throughput:
Sour crude	56,292	83.0	62,961	91.4	58,980	85.9	58,241	89.3
Sweet crude	5,903	8.7	2,728	4.0	5,172	7.5	3,033	4.6
Blendstocks	5,629	8.3	3,181	4.6	4,502	6.6	3,964	6.1

Total refinery throughput (15)	67,824	100.0	68,870	100.0	68,654	100.0	65,238	100.0

Refinery production:
Gasoline	30,516	45.1	30,347	44.6	31,586	46.3	29,139	45.2
Diesel/jet	19,560	28.9	22,775	33.5	20,310	29.8	20,942	32.5
Asphalt	8,485	12.6	6,740	9.9	7,614	11.2	6,301	9.8
Petrochemicals	3,658	5.4	4,990	7.3	4,174	6.1	4,341	6.7
Other	5,392	8.0	3,171	4.7	4,497	6.6	3,720	5.8

Total refinery production (16)	67,611	100.0	68,023	100.0	68,181	100.0	64,443	100.0

Refinery Utilization (17)		97.1%		93.8%		93.9%		91.5%

THROUGHPUT AND YIELD DATA:	For the Three Months Ended				For the Nine Months Ended
CALIFORNIA REFINERIES	September 30,				September 30,
	2007		2006		2007		2006
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery crude throughput:
Sour crude	24,395	36.5	23,847	52.3	22,949	36.4	23,847	52.3
Heavy crude	42,562	63.8	21,969	48.2	40,124	63.5	21,969	48.2
Blendstocks	(173)	(0.3)	(231)	(0.5)	43	0.1	(231)	(0.5)

Total refinery throughput (15)(18)	66,784	100.0	45,585	100.0	63,116	100.0	45,585	100.0

Refinery production:
Gasoline	8,090	12.3	5,677	12.7	7,335	11.9	5,677	12.7
Diesel/jet	14,490	22.1	11,182	25.0	13,711	22.2	11,182	25.0
Asphalt	21,507	32.8	15,130	33.8	19,440	31.5	15,130	33.8
Light unfinished	3,196	4.9	1,904	4.3	3,346	5.4	1,904	4.3
Heavy unfinished	17,248	26.3	10,222	22.8	16,853	27.3	10,222	22.8
Other	1,057	1.6	622	1.4	1,015	1.7	622	1.4

Total refinery production (16)(18)	65,588	100.0	44,737	100.0	61,700	100.0	44,737	100.0

Refinery Utilization (17)		92.4%		84.8%		87.9%		84.8%

ASPHALT SEGMENT	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$211,117	$162,187	$506,508	$222,868
Operating costs and expenses:
Cost of sales (19)	201,447	143,131	452,722	200,471
Direct operating expenses	11,946	8,505	34,738	11,680
Selling, general and administrative expenses	358	5,120	2,174	7,552
Depreciation and amortization	557	334	1,612	456

Total operating costs and expenses	214,308	157,090	491,246	220,159

Gain (loss) on disposition of assets	(4)	—	—	—

Operating income (loss)	$(3,195)	$5,097	$15,262	$2,709

KEY OPERATING STATISTICS:
Total sales volume (tons in thousands)	617	472	1,533	693
Sales price per ton	$342.17	$343.92	$330.40	$322.07
Asphalt margin per ton (20)	$15.67	$40.37	$35.09	$32.32
Capital expenditures	$495	$1,032	$1,655	$1,400

RETAIL SEGMENT	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$147,614	$104,866	$339,278	$264,296
Operating costs and expenses:
Cost of sales (19)	122,055	87,282	279,380	217,705
Selling, general and administrative expenses	19,949	14,859	51,188	40,339
Depreciation and amortization	2,822	1,927	4,954	4,191

Total operating costs and expenses	144,826	104,068	335,522	262,235

Gain on disposition of assets	(13)	—	39	—

Operating income	$2,775	$798	$3,795	$2,061

KEY OPERATING STATISTICS:
Number of stores (end of period)	308	207	308	207
Fuel sales (thousands of gallons)	27,049	21,265	65,075	55,848
Fuel sales (thousands of gallons per site per month) (21)	29	34	30	34
Fuel margin (cents per gallon) (22)	16.0	15.0	19.3	16.3
Fuel sales price (dollars per gallon) (23)	$2.92	$2.83	$2.77	$2.67
Merchandise sales	$69,180	$44,692	$159,289	$115,296
Merchandise sales (per site per month) (21)	75	72	74	71
Merchandise margin (24)	30.7%	32.2%	29.7%	32.5%
Capital expenditures	$3,977	$953	$5,954	$3,127

(1)	Includes corporate headquarters selling, general and administrative expenses of $130 and $122 for the three months ended September 30, 2007 and 2006, respectively, and $347 and $344 for the nine months ended September 30, 2007 and 2006, respectively, which are not allocated to our three operating segments.

(2)	Includes corporate depreciation and amortization of $194 and $336 for the three months ended September 30, 2007 and 2006, respectively, and $629 and $1,357 for the nine months ended September 30, 2007 and 2006, respectively, which are not allocated to our three operating segments.

(3)	Gain on disposition of assets reported in the three and nine months ended September 30, 2007 reflects the recognition of $1,108 and $4,588, respectively, of deferred gain recorded primarily in connection with the contribution of certain product pipelines and terminals to Holly Energy Partners, LP (“HEP”) in March 2005 (“HEP Transaction”). Gain on disposition of assets reported in the nine months ended September 30, 2006 reflects the $52,500 pre-tax gain on disposition of assets, recorded in connection with the Amdel and White Oil transaction and the recognition of $7,469 deferred gain recorded primarily in connection with the HEP transaction. Deferred gain recorded primarily in connection with the HEP transaction for the third quarter 2006 was $2,304.

(4)	Interest expense for the nine months ended September 30, 2006 includes $3,000 prepayment premium and $3,894 of unamortized debt issuance costs written off as a result of the prepayment of the $100,000 term loan in January 2006.

(5)	Income tax expense for the three and nine months ended September 30, 2007 includes a benefit of $5,485 resulting from the true-up of the prior year income tax expense.

(6)	The following table provides a reconciliation of net income under United States generally accepted accounting principles (“GAAP”) to adjusted net income utilized in determining earnings per common share, excluding the after-tax gain on disposition of assets and the after-tax interest expense related to the prepayment of debt. Adjusted net income is not a recognized measurement under GAAP; however, the amounts included in adjusted net income are calculated based on amounts included in our consolidated financial statements. Our management believes that the presentation of adjusted net income and earnings per common share, excluding these after-tax items, is useful to investors because it provides a more meaningful measurement of operating performance for evaluation of our Company’s results and for comparison to other companies in our industry.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(dollars in thousands, except earnings per share)
Net income	$12,627	$38,143	$143,805	$135,398
Plus: Interest expense related to prepayment of debt, net of tax	—	1,626	—	5,866
Plus: LIFO adjustment related to acquisition, net of tax	—	6,385	—	6,385
Plus: Special employee bonus payment, net of tax	—	1,780	—	1,780
Less: Gain on disposition of assets, net of tax	(677)	(1,418)	(2,805)	(36,906)

Adjusted net income	11,950	46,516	141,000	112,523

Weighted average common equivalent shares outstanding	46,761	46,737	46,758	46,734

Earnings per share, excluding after-tax gain on disposition of assets, interest expense related to the prepayment of debt, net of tax, LIFO adjustment related to acquisition, net of tax and special employee bonus payment, net of tax	$0.26	$1.00	$3.02	$2.41

(7)	Adjusted EBITDA represents earnings (net income) before minority interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization, and is exclusive of gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of minority interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that minority stockholders have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from the “EBITDA” calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
     The following table reconciles net income to Adjusted EBITDA for the three and nine months ended September 30, 2007 and 2006, respectively:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(dollars in thousands)
Net income	$12,627	$38,143	$143,805	$135,398
Minority interest in income of subsidiaries	693	2,217	8,574	7,226
Income tax expense (benefit)	(1,839)	25,219	79,782	83,352
Interest expense	12,787	9,755	35,874	20,151
Depreciation and amortization	17,048	9,551	42,643	20,482
Gain on disposition of assets	(1,108)	(2,304)	(4,588)	(59,969)

Adjusted EBITDA	$40,208	$82,581	$306,090	$206,640

(8)	Includes corporate capital expenditures of $579 and $86 for the three months ended September 30, 2007 and 2006, respectively, and $1,006 and $162 for the nine months ended September 30, 2007 and 2006, respectively, which are not allocated to our three operating segments.

(9)	Net sales include intersegment sales to our asphalt and retail segments at prices which are intended to approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements. Net sales for the nine months ended September 30, 2006, includes $3,300 for the sale of sulfur credits.

(10)	The non-integrated marketing sales volume represents refined products sales to our wholesale marketing customers located in our non-integrated region. The refined products we sell in this region are obtained from third-party suppliers. The non-integrated marketing margin represents the margin between the net sales and cost of sales attributable to our non-integrated refined products sales volume, expressed on a per barrel basis.

(11)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales (exclusive of sale of sulfur credits from the Big Spring refinery) and cost of sales attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. Alon compares its refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

(12)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring and California refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes.

(13)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. Alon calculates the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and low-sulfur diesel and the market value of WTI crude oil. Alon calculates the Group 3/2/1 crack spread using the market values of Group III conventional gasoline and low-sulfur diesel and the market value of WTI crude oil. Alon calculates the West Coast 3/2/1 crack spread using the market values of West Coast LA CARBOB pipeline gasoline and LA ultra low-sulfur pipeline diesel and the market value of WTI crude oil.

A 6/1/2/3 crack spread is calculated assuming that six barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline, two barrels of diesel and three barrels of fuel oil. Alon calculates the West Coast 6/1/2/3 crack spread using the market values of West Coast LA CARBOB pipeline gasoline, LA ultra low-sulfur pipeline diesel, LA 380 pipeline CST (fuel oil) and the market value of WTI crude oil.

(14)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI/Maya, or light/heavy, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Maya crude oil.

(15)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(16)	Total refinery production represents the barrels per day of various finished products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery.

(17)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(18)	Total refinery throughput and total refinery production for the three and nine month periods ended September 30, 2006 are calculated using two months of data. Our acquisition of Paramount Petroleum Corporation was effective as of July 31, 2006.

(19)	Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which are intended to approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(20)	Asphalt margin is a per ton measurement calculated by dividing the difference between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(21)	Fuel and merchandise sales per site for the nine months ended September 30, 2007 were calculated using 206 stores for six months and 308 stores for three months due to the acquisition of Skinny’s, Inc. on June 29, 2007. Fuel and merchandise sales per site for the nine months ended September 30, 2006 were calculated using 167 stores for six months and 207 stores for three months due to the Good Time Stores acquisition on July 3, 2006.

(22)	Fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents per gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(23)	Fuel sales price per gallon represents the average sales price for motor fuels sold through our retail segment.

(24)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.
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